UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): August 23, 2004

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 St. James Place, Suite 550 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 7.01 and 8.01. Regulation FD Disclosure and Other Events

Dr. William E.M. Lands, a director of Omega Protein Corporation (the “Company”), has entered into a pre-arranged stock trading plan intended to qualify under Rule 10b5-1 of the Securities and Exchange Act of 1934 to sell up to 30,000 shares of Company common stock over time.

The stock trading plan has been approved under the Company’s internal securities trading policy. Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell Company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period than the limited trading “windows” designated by the Company’s internal securities trading policy.

Under this plan, a broker not affiliated with the Company may over a period of time ending on December 31, 2004 sell up to 30,000 shares of Company common stock held by Dr. Lands at various designated prices ranging upwards from $8.50 per share.

The shares to be sold pursuant to the plan are shares of Company common stock directly held by Dr. Lands. The maximum number of shares that may be sold under the plan represents 29% of Dr. Lands’ combined current holdings of the Company’s common stock and options to purchase Company common stock.

Specific sales transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

a.	Financial Statements of Businesses Acquired.

None.

b.	Pro Forma Financial Information

None.

c.	Exhibits

10.1     Rule 10b5-1 Plan entered into by Dr. William E.M. Lands

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: August 23, 2004.	/s/ John D. Held
John D. Held
Senior Vice President, General Counsel and Secretary